EXHIBIT 99.1

For Release Wednesday, February 18, 2009; 5:00 PM EST

CYBERONICS CONTINUES STRONG SALES GROWTH AND PROFITABILITY
IN FISCAL 2009 THIRD QUARTER
Company Achieves 20% Sales Growth over Q3 FY 08 and
Record Quarterly Operating Income

HOUSTON, Texas, February 18, 2009 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the quarter ended January 23, 2009.

Quarterly highlights

Results for the third quarter of fiscal 2009 compared to the third quarter of fiscal 2008 include:

•	Net sales of $35.3 million, a 20% increase from $29.3 million, with foreign currency translations reducing third quarter sales by an estimated $0.8 million.
•	Net U.S. product sales attributable to the epilepsy indication increased by an estimated 31% to $28.3 million
•	US unit sales attributable to the epilepsy indication grew by 19%,
•	Gross profit margin increased to 86.0% from 82.7%,
•
Adjusted net income of $4.1 million (excluding a net gain of $5.7 million on early extinguishment of debt adjusted for tax impact), and net income of $9.8 million compared with a net loss of $1.0 million,

As discussed below under “Use of Non-GAAP Financial Measure,” the company presents a non-GAAP financial measure, adjusted net income, in this release.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.  Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Sales

Worldwide sales for the third quarter of fiscal 2009 were $35.3 million compared to $29.3 million in the comparable period of fiscal 2008, an increase of 20%. On a constant currency basis, the year-over-year sales increase was 24%.

Product sales in the quarter attributable to the epilepsy indication were an estimated $34.4 million, a 22% increase, or $6.1 million, over the third quarter of fiscal 2008. Product sales exclude income from licensing.

U.S. product sales attributable to the epilepsy indication increased to an estimated $28.3 million, compared with $21.6 million in the comparable period of fiscal 2008, an increase of $6.8 million, or 31%.

International sales declined by 10% in the third quarter of fiscal 2009 to $6.2 million, down from $6.9 million in the third quarter of the prior fiscal year, primarily due to the impact of foreign currency movements.

Sales for the nine months ended January 23, 2009 were $105.0 million, an increase of $17.7 million, or 20%, when compared to the same period in fiscal 2008.  Product sales in the nine-month period attributable to the epilepsy indication were an estimated $102.0 million, an increase of $19.5 million, or 24%, over the comparable period of fiscal 2008.

Gross profit

The gross profit for the third quarter of fiscal 2009 represented 86.0% of net sales compared to 82.7% in the third quarter of fiscal 2008.  This increase is primarily a result of higher prices and production volumes.

Operating expenses

Operating expenses increased by $1.3 million to $25.3 million for the third quarter of fiscal 2009 from the $24.0 million recorded in the comparable period of fiscal 2008 and were lower by $1.0 million from the second quarter of the current fiscal year.  Operating expenses for the quarter ended January 23, 2009 included $2.2 million for stock-based compensation, lower by $0.4 million from the comparable period of fiscal 2008.

For the nine-month period ended January 23, 2009, operating expenses totaled $77.8 million, a reduction of $5.6 million over the same period of fiscal 2008.

Operating income

For the fifth consecutive quarter, the company reported operating income.  During the third quarter of fiscal 2009, the company’s income from operations was $5.0 million compared with $0.3 million in the comparable period of fiscal 2008.  This operating profit is the highest ever recorded by the company.

For the nine-month period ended January 23, 2009, income from operations of $12.3 million compared to a loss from operations of $11.3 million in the same period of fiscal 2008.

Debt repurchase / other income

During the recently completed quarter, the company repurchased $19.8 million of its outstanding convertible debt for total cash consideration of $13.6 million, and recorded a net gain of $5.7 million, including the impact of tax and the accelerated amortization of deferred issuance costs. In the last five quarters, the Company has retired a total of $67.7 million of debt, including $60.2 million of convertible debt.

Net income

The company reported net income of $9.8 million, or $0.15 per diluted share, for the third quarter, compared with a net loss of $1.0 million, or $0.04 cents per share, in the third quarter of fiscal 2008.  Although the gain on early extinguishment of the convertible debt is included in the calculation of net income, it is excluded from the calculation of net income per diluted share as per the applicable accounting rules.

Balance sheet and cash flow

The company generated positive operating cash flow of $7.7 million during the quarter.  Despite the expenditure of $13.6 million on repurchasing notes during the recently completed quarter, overall cash decreased by only $6.4 million to $62.9 million.

Results and objectives

“Fiscal 2009 performance continues to be strong,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “Our financial results have improved in each of the last seven quarters.  Our core U.S. epilepsy business showed excellent growth, with revenues increasing by an estimated 31% over the prior year.  Considerable restructuring of the international operations has taken place over the last few quarters, and we expect to see a return to overall unit growth in fiscal 2010. This positive outlook is supported by the fact that the UK market saw 26% unit growth last year, and we shipped our first orders to China in the most recent quarter.

“We continue to believe that both the U.S. and international epilepsy markets represent significant opportunities for the company to realize consistent growth in both sales and earnings in the coming years,” Mr. Moore continued.  “The Cyberonics team is dedicated to development efforts to improve the efficacy of VNS Therapy™ for epilepsy.  In that regard, we entered into our third collaboration agreement around seizure detection during the quarter.  Moreover, the recent appointment of Milton Morris as Vice President of Research & Development confirms our commitment to research and development for the epilepsy market.”

Mr. Moore concluded, “Our longer term goals for our epilepsy business, which include consistent annual unit growth in the range of 10% to 20% and the achievement of an operating margin of 25% by fiscal 2011, combined with the ongoing improvement to our balance sheet, provide us with the opportunity to achieve sustained increases in shareholder value.  The entire Cyberonics team remains focused on executing our strategic plan around epilepsy and we are proud of the accomplishments over the last seven quarters.”

Fiscal 2009 guidance

Based on our performance over the first three quarters of the year, Cyberonics is increasing its previously provided sales guidance to a range from $140 million to $142 million.

Additional details will be provided during the upcoming conference call and in the accompanying presentation slides, as described below.

Use of Non-GAAP Financial Measure

Management has disclosed a financial measurement in this press announcement that presents financial information that is not in accordance with Generally Accepted Accounting Principles (GAAP).  This measurement is not a substitute for GAAP measurements, although company management uses this measurement as an aid in monitoring the company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies.  Non-GAAP net income measures the income of the company excluding the gain on early extinguishment of the company’s convertible debt, which is considered by management to be outside of the normal on-going operations of the company.  Management uses and presents non-GAAP net income because management believes that in order to properly understand the company’s short and long-term financial trends, the impact of this unusual item should be eliminated from on-going operating activities. Management also uses non-GAAP net income to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consistent basis.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Investors should consider non-GAAP measures in addition to, and not a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Fiscal Year 2009 Third Quarter Results Conference Call Instructions

A conference call to discuss fiscal year 2009 third quarter results will be held at 9:00 AM EST on Thursday, February 19, 2009.  To listen to the conference call live by telephone dial 877-313-8035 (if dialing from within the U.S.) or 706-679-4838 (if dialing from outside the U.S.).  The conference ID is 83141875.  Presentation slides will be available on-line at www.cyberonics.com no later than 8:00 AM EST on Thursday, February 19, 2009.  A replay of the conference call will be available approximately two hours after the completion of the live call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.).  The replay conference ID access code is 83141875.  The replay will be available for one week on the above number, and subsequently on the company’s website for a period of six months.

About VNS Therapy™ and Cyberonics

Cyberonics, Inc. (NASDAQ:CYBX) is a medical technology company with core expertise in neuromodulation.  The company developed and markets the Vagus Nerve Stimulation (VNS) Therapy™ System, which is FDA-approved for the treatments of epilepsy and depression.  The VNS Therapy System uses a surgically implanted medical device that delivers electrical pulsed signals to the vagus nerve.  Cyberonics markets the VNS Therapy System in selected markets worldwide.

Additional information on Cyberonics, Inc. and VNS TherapyTM is available at www.cyberonics.com and www.vnstherapy.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or other similar words.  Statements contained in this press release are based on information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information if those facts change or if we no longer believe the assumptions to be reasonable.  Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning a return to overall international unit growth in fiscal 2010, consistent growth in our sales and earnings in the coming years, improving the efficacy of VNS Therapy™ for epilepsy, successfully developing a product capable of seizure detection, investing in research and development for the epilepsy market, consistent annual unit growth in the range of 10% to 20%, achievement of an operating margin of 25% by fiscal 2011, ongoing improvement to our balance sheet, sustained increases in shareholder value, and fiscal 2009 sales of $140 million to $142 million.  Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy™ and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy™ for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to our stock option grants, procedures, and practices (including the previously disclosed private litigation); uncertainties associated with stockholder litigation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 25, 2008, and Quarterly Reports on Form 10-Q for the quarterly periods ended July 25, 2008 and October 24, 2008

Contact information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

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CYBERONICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	January 23, 2009	January 25, 2008	January 23, 2009	January 25, 2008

Net sales	$35,259,969	$29,315,933	$105,023,797	$87,338,098
Cost of sales	4,934,439	5,070,670	14,929,000	15,198,541
Gross Profit	30,325,530	24,245,263	90,094,797	72,139,557

Operating Expenses:
Selling, general and administrative	20,213,380	18,962,999	63,269,571	66,180,934
Research and development	5,129,597	5,017,210	14,543,993	17,211,028

Total Operating Expenses	25,342,977	23,980,209	77,813,564	83,391,962
Income (loss) from Operations	4,982,553	265,054	12,281,233	(11,252,405)

Interest income	215,828	995,814	1,157,762	3,145,845
Interest expense	(696,668)	(1,898,992)	(2,787,336)	(4,698,988)
Gain on early extinguishment of debt, net	5,808,448	––	10,421,293	––
Other expense, net	(242,501)	(350,156)	(387,761)	(391,254)

Income (loss) before income tax	10,067,660	(988,280)	20,685,191	(13,196,802)
Income tax expense	273,058	9,036	487,586	41,317

Net income (loss)	$9,794,602	$(997,316)	$20,197,605	$(13,238,119)

Basic income (loss) per share	$0.37	$(0.04)	$0.76	$(0.50)
Diluted income (loss) per share	$0.15	$(0.04)	$0.39	$(0.50)

Shares used in computing basic income (loss) per share	26,699,455	26,718,715	26,600,263	26,549,395
Shares used in computing diluted income (loss) per share	27,026,075	26,718,715	27,737,948	26,549,395

CYBERONICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 23, 2009	April 25, 2008
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$62,930,814	$91,058,692
Restricted cash	1,000,000	1,000,000
Accounts receivable, net	19,585,775	20,039,832
Inventories	12,226,216	12,829,710
Other current assets	2,392,865	2,108,185
Total Current Assets	98,135,670	127,036,419
Property and equipment, net and other assets	7,052,067	9,194,668
Total Assets	$105,187,737	$136,231,087

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities	$16,662,741	$17,287,952
Long Term Liabilities:
Convertible notes	64,839,000	125,000,000
Deferred license revenue and other	8,031,483	9,166,440
Total Long Term Liabilities	72,870,483	134,166,440
Total Liabilities	89,533,224	151,454,392
Total Stockholders' Equity (Deficit)	15,654,513	(15,223,305)
Total Liabilities and Stockholders' Equity (Deficit)	$105,187,737	$136,231,087

CYBERONICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	For the Thirty-Nine Weeks Ended

	January 23, 2009	January 25, 2008

Cash Flow From Operating Activities:
Net Income (Loss)	$20,197,605	$(13,238,119)
Non-Cash Items Included in Net Income (Loss)	(301,086)	11,976,000
Changes in Operating Assets and Liabilities	(1,600,976)	8,342,055
Net Cash Provided By Operating Activities	18,295,543	7,079,936

Cash Flow From Investing Activities:
Net Cash Used In Investing Activities	(1,481,588)	(627,370)

Cash Flow From Financing Activities:
Decrease in borrowing against line of credit	-	(7,500,000)
Payments on financing obligations	-	(58,620)
Early extinguishment of convertible notes	(48,527,418)	-
Proceeds from issuance of common stock	4,289,500	6,414,646
Purchase of treasury stock	(532,293)	(115,313)
Net Cash Used In Financing Activities	(44,770,211)	(1,259,287)

Effect of Exchange Rate Changes on Cash & Cash Equivalents	(171,622)	(76,350)

Net Increase (Decrease) in Cash and Cash Equivalents	(28,127,878)	5,116,929
Cash and Cash Equivalents at beginning of period	91,058,692	84,804,876
Cash and Cash Equivalents at end of period	$62,930,814	$89,921,805

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(Unaudited)

	For the Thirteen Weeks Ended	For the Thirty-Nine Weeks Ended
	January 23, 2009	January 23, 2009

Net Income	$9,794,602	$20,197,605

Gain on early extinguishment of debt adjusted for tax impact, net	(5,734,437)	(10,349,429)

Adjusted Net Income	$4,060,165	$9,848,176